Exhibit 77O

Oasis Midstream Partners LP Underwriting Syndicate Members

Morgan Stanley & Co LLC
CITIGROUP GLOBAL MARKETS INC.
Wells Fargo Securities LLC
CREDIT SUISSE SECURITIES USA LLC
Deutsche Bank Securities Inc.
GOLDMAN SACHS & CO LLC
JPMorgan Securities LLC
RBC Capital Markets LLC
BBVA Securities Inc.
BTIG LLC
CAPITAL ONE SECURITIES INC.
CIBC World Markets Corp
CITIZENS CAPITAL MARKETS INC.
ING Financial Markets LLC
TUDOR PICKERING HOLT & CO SECURITIES INC.
BB&T Securities LLC
BOK FINANCIAL SECURITIES INC.
COMERICA SECURITIES INC.
Heikkinen Energy Securities LLC
IBERIA Capital Partners LLC
JOHNSON RICE & CO LLC
Piper Jaffray & Co.
Raymond James & Associates Inc.
Regions Securities LLC